Exhibit 99.1

13215 Bee Cave Pkwy, Suite B-300, Austin, TX 78738
Telephone: 512-538-2300 Fax: 512-538-2333
www.shpreit.com

NEWS RELEASE

SUMMIT HOTEL PROPERTIES REPORTS SECOND QUARTER 2023 RESULTS

Pro Forma RevPAR Reaches New Post-Pandemic High

The Nordic Lodge Steamboat Springs Acquired Through GIC Joint Venture

Austin, Texas, August 2, 2023 - - - Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”), today announced results for the three and six months ended June 30, 2023.

“Key operating fundamentals continued to improve during the second quarter as nominal quarterly RevPAR reached its highest level since the onset of the pandemic, highlighted by nearly 15% RevPAR growth in the NewcrestImage portfolio. Our revenue management efforts yielded significant market share gains during the quarter, as total portfolio RevPAR index increased over 250 basis points compared to last year, also driven by the NewcrestImage portfolio which grew index by nearly 750 basis points during the quarter,” said Jonathan P. Stanner, the Company’s President and Chief Executive Officer. “As the second quarter progressed, we saw industry demand trends normalize, particularly in leisure-oriented markets, but we are encouraged by the recovery of our urban portfolio during the quarter and the stability of our forward looking operating trends,” commented Mr. Stanner.

“We also continued to expand our partnership with GIC through the acquisition of The Nordic Lodge in downtown Steamboat Springs, which presents a unique opportunity to own a highly regarded independent hotel with a strong going-in yield, an extremely efficient operating model, and significant development or redevelopment optionality. Finally, we were extremely pleased with the execution of our corporate credit facility refinancing that closed in the second quarter. The credit facility transaction, along with the two previously announced interest rate swaps that are now effective, further enhance our well-positioned balance sheet by extending maturity dates, maintaining pricing, reducing interest rate risk, and preserving overall flexibility to execute on our strategic initiatives,” continued Mr. Stanner.

Second Quarter 2023 Summary

•	Net Loss: Net loss attributable to common stockholders was $0.8 million, or $0.01 per diluted share, compared to a net income of $7.9 million, or $0.07 per diluted share, for the second quarter of 2022.

•	Pro forma RevPAR: Pro forma RevPAR increased 3.5 percent to $127.06 compared to the second quarter of 2022. Pro forma ADR increased 1.9 percent to $168.33 compared to the same period in 2022, and pro forma occupancy increased 1.6 percent to 75.5 percent.

•	Same Store RevPAR: Same Store RevPAR increased 3.6 percent to $126.89 compared to the second quarter of 2022. Same store ADR increased 2.2 percent to $167.70 compared to the same period in 2022, and same store occupancy increased 1.3 percent to 75.7 percent.

•	Pro Forma Hotel EBITDA (1): Pro forma hotel EBITDA increased 0.1 percent to $71.1 million from $71.0 million in the same period in 2022. Pro forma hotel EBITDA margin contracted to 36.6 percent from 38.2 percent in the same period of 2022.

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•	Same Store Hotel EBITDA (1): Same store hotel EBITDA increased 0.6 percent to $68.2 million from $67.8 million in the same period in 2022. Same store hotel EBITDA margin contracted to 37.1 percent from 38.5 percent in the same period of 2022.

•	Adjusted EBITDAre (1): Adjusted EBITDAre decreased 3.1 percent to $52.9 million from $54.6 million in the second quarter of 2022.

•	Adjusted FFO (1): Adjusted FFO was $33.2 million, or $0.27 per diluted share and unit, compared to $32.6 million, or $0.27 per diluted share and unit, in the second quarter of 2022.

The Company’s results for the three and six months ended June 30, 2023, are as follows (in thousands, except per share amounts):

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2023		2022	2023		2022

	(unaudited)
Net (loss) income attributable to common stockholders	$(753)		$7,944	$(5,981)		$(4,435)
Net (loss) income per diluted share	$(0.01)		$0.07	$(0.06)		$(0.04)
Total revenues	$194,493		$183,248	$376,876		$325,117
EBITDAre (1)	$61,602		$62,438	$116,942		$101,176
Adjusted EBITDAre (1)	$52,896		$54,592	$97,331		$87,513
FFO (1)	$27,847		$27,135	$49,923		$41,628
Adjusted FFO (1)	$33,151		$32,624	$59,411		$52,765
FFO per diluted share and unit (1)	$0.23		$0.22	$0.41		$0.35
Adjusted FFO per diluted share and unit (1)	$0.27		$0.27	$0.49		$0.44

Pro Forma(2)
RevPAR	$127.06		$122.71	$124.20		$112.25
RevPAR Growth	3.5%			10.6%
Hotel EBITDA	$71,117		$71,024	$136,240		$122,562
Hotel EBITDA margin	36.6%		38.2%	36.1%		36.4%
Hotel EBITDA margin growth	-155	bps		-29	bps

Same Store(3)
RevPAR	$126.89		$122.49	$122.59		$110.85
RevPAR Growth	3.6%			10.6%
Hotel EBITDA	$68,184		$67,794	$127,449		$115,062
Hotel EBITDA margin	37.1%		38.5%	36.1%		36.2%
Hotel EBITDA margin growth	-138	bps		-11	bps

(1)	See tables later in this press release for a discussion and reconciliation of net loss to non-GAAP financial measures, including earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDAre, adjusted EBITDAre, funds from operations (“FFO”), FFO per diluted share and unit, adjusted FFO (“AFFO”), and AFFO per diluted share and unit, as well as a reconciliation of operating income (loss) to hotel EBITDA. See “Non-GAAP Financial Measures” at the end of this release.

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(2)	Unless stated otherwise in this release, all pro forma information includes operating and financial results for 101 hotels owned as of June 30, 2023, as if each hotel had been owned by the Company since January 1, 2022, and remained open for the entirety of the measurement period. As a result, all pro forma information includes operating and financial results for hotels acquired since January 1, 2022, which may include periods prior to the Company’s ownership. Pro forma and non-GAAP financial measures are unaudited.

(3)	All same store information includes operating and financial results for 95 hotels owned as of June 30, 2023, and at all times during the three and six months ended June 30, 2023, and 2022.

Year-to-Date 2023 Summary

•	Net Loss: Net loss attributable to common stockholders was $6.0 million, or $0.06 per diluted share, compared to a net loss of $4.4 million, or $0.04 per diluted share, in the same period of 2022.

•	Pro forma RevPAR: Pro forma RevPAR increased 10.6 percent to $124.20 compared to the same period of 2022. Pro forma ADR increased 6.1 percent to $171.26, and pro forma occupancy increased 4.3 percent to 72.5 percent.

•	Same Store RevPAR: Same Store RevPAR increased 10.6 percent to $122.59 compared to the same period of 2022. Same store ADR increased 6.2 percent to $169.21, and same store occupancy increased 4.2 percent to 72.4 percent.

•	Pro Forma Hotel EBITDA (1): Pro forma hotel EBITDA increased 11.2 percent to $136.2 million from $122.6 million, and pro forma hotel EBITDA margin contracted to 36.1 percent from 36.4 percent in the same period of 2022.

•	Same Store Hotel EBITDA (1): Same store hotel EBITDA increased 10.8 percent to $127.4 million from $115.1 million, and same store hotel EBITDA margin contracted to 36.1 percent from 36.2 percent in the same period of 2022.

•	Adjusted EBITDAre (1): Adjusted EBITDAre increased 11.2 percent to $97.3 million from $87.5 million, in the same period of 2022.

•	Adjusted FFO (1): Adjusted FFO increased 12.6 percent to $59.4 million, or $0.49 per diluted share and unit, from $52.8 million, or $0.44 per diluted share and unit, in the same period of 2022.

Recent Transaction Activity

The Nordic Lodge Steamboat Springs Acquired for $13.7 Million

On June 23, 2023, the Company completed the acquisition of The Nordic Lodge Steamboat Springs (“The Nordic Lodge Hotel”), an independent 47-guestroom hotel, for $13.7 million through its joint venture with GIC.

Located in the heart of downtown Steamboat Springs and consistently ranked #1 on TripAdvisor’s Best Places to Stay in Steamboat Springs, the acquisition of The Nordic Lodge Hotel provides a unique opportunity to own an asset with an irreplaceable downtown location, strong going-in yield, and immediate value enhancement opportunities. The Nordic Lodge Hotel is located approximately two miles from the joint venture’s Residence Inn Steamboat Springs hotel, offering incremental complexing opportunities to an already highly efficient operating model, highlighted by a gross operating profit margin that exceeded 70% for the full year 2022.

Steamboat Springs is recognized as one of the top mountain resorts in the U.S., and in addition to the well-known ski resort, Steamboat Springs offers year-round activities such as hiking, biking, fishing, and rafting as well as events and festivals held throughout the city. The Company estimates The Nordic Lodge Hotel to yield between a 10.0 percent and 10.5 percent capitalization rate based on the full year estimated 2023 net operating income prior to any potential synergies related to common ownership with the Residence Inn Steamboat. The Company funded its 51% interest in the joint venture acquisition using a portion of the net proceeds generated from the recently completed four-hotel portfolio sale and cash on hand.

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Residence Inn Scottsdale North Acquired for $29.0 Million

On June 1, 2023, the Company completed the previously announced acquisition of the 120-guestroom Residence Inn Scottsdale North (“Residence Inn Scottsdale”) for $29.0 million through its joint venture with GIC. The Residence Inn Scottsdale is located directly across North Scottsdale Road from the joint venture’s Courtyard and Springhill Suites hotels, both of which are also owned by the GIC joint venture. The Company expects the addition of a third Marriott-branded hotel to the existing sales cluster will create revenue and operational synergies and the market-leading Residence Inn brand will allow the cluster to capture additional group and extended-stay opportunities.

The Company expects the Residence Inn Scottsdale to yield between an 8.0 percent and 8.5 percent capitalization rate on full year estimated 2023 net operating income prior to any synergies realized. The hotel was fully renovated in 2019 and requires minimal near-term capital expenditures. The Company funded its 51% interest in the joint venture acquisition using a portion of the net proceeds generated from the recently completed four-hotel portfolio sale.

Four-Hotel Portfolio Sale Completed For $28.1 Million

On May 19, 2023, the Company completed the previously announced disposition of four wholly-owned hotels totaling 467 guestrooms for a gross sales price of $28.1 million. The portfolio of sold hotels included:

Hotel	State	Rooms
Hyatt Place Chicago/Lombard/Oak Brook	IL	151
Hyatt Place Chicago/Hoffman Estates	IL	126
Hilton Garden Inn Minneapolis/Eden Prairie	MN	97
Holiday Inn Express & Suites Eden Prairie – Minnetonka	MN	93
Total		467

The transaction represents a 4.2 percent capitalization rate based on the aggregate net operating income of the hotels after a 4% FF&E reserve for the twelve months ended December 31, 2022. The Company will also forego comprehensive renovations that were estimated to be $21 million as a result of the sale. The aggregate gross sales price of $28.1 million, plus estimated future capital improvements, represents a 2.4 percent capitalization rate for the trailing twelve months ended December 31, 2022.

Capital Markets & Balance Sheet

On June 21, 2023, the Company successfully completed the refinancing of its $600 million senior unsecured credit facility (the “Credit Facility”), which is comprised of a $400 million senior unsecured revolving credit facility (the “Revolver”) and $200 million senior unsecured term loan (the “Term Loan”). The amended and restated credit agreement provides for a maturity date of June 2028 for both the Revolver and Term Loan, including extension options. The pricing grid from the prior credit facility has been maintained at a range of 140 to 240 basis points for the Revolver and 135 to 235 basis points for the Term Loan, each over the applicable adjusted SOFR rate. As a result of this refinancing, the Company’s average length to maturity has been increased to over three years, including extension options, with no debt maturities until the fourth quarter of 2024.

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As of June 30, 2023, inclusive of its pro rata share of the GIC Joint Venture credit facility, the Company had the following:

•	Outstanding debt of $1.2 billion with a weighted average interest rate of 4.93 percent. After giving effect to interest rate derivative agreements, $748.0 million, or 65 percent, of our outstanding debt had an average fixed interest rate, and $406.0 million, or 35 percent, had a variable interest rate.

o	On July 1, 2023, two previously announced interest rate swaps that fix SOFR at 3.35% became effective and result in the Company having approximately 74 percent fixed rate debt with a weighted average interest rate of 4.80 percent.

•	Unrestricted cash and cash equivalents of $45.1 million.

•	Total liquidity of $421.6 million, including unrestricted cash and cash equivalents and revolving credit facility availability.

Common and Preferred Dividend Declaration

On July 27, 2023, the Company declared a quarterly cash dividend of $0.06 per share on its common stock and per common unit of limited partnership interest in Summit Hotel OP, LP. The quarterly dividend of $0.06 per share represents an annualized dividend yield of 3.8% based on the closing price of shares of the common stock on August 1, 2023.

In addition, the Board of Directors declared a quarterly cash dividend of:

•	$0.390625 per share on its 6.25% Series E Cumulative Redeemable Preferred Stock

•	$0.3671875 per share on its 5.875% Series F Cumulative Redeemable Preferred Stock.

•	$0.328125 per unit on its 5.25% Series Z Cumulative Perpetual Preferred Units

The dividends are payable on August 31, 2023, to holders of record as of August 17, 2023.

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2023 Outlook

The Company is updating its previously provided outlook for the full year 2023 based on 101 lodging assets, 57 of which were wholly owned as of August 2, 2023. The updated outlook includes all transaction activity closed during the second quarter and the net disposition activity resulting in an estimated $2.0 million reduction in adjusted EBITDAre and $1.6 million reduction in adjusted FFO for the full year. There are no additional acquisitions, dispositions, or capital markets activities assumed in the Company’s full year 2023 outlook beyond the transactions already completed.

	FYE 2023 Outlook
Summit Operational	Low	High	Variance to Prior Midpoint	% Change to Prior Midpoint
Pro Forma RevPAR (1)	$119.00	$121.50	$-	-
Pro Forma RevPAR Growth (1)	6.00%	8.00%	-1.50%	n/a
Adjusted EBITDAre	$183,000	$193,000	$(10,150)	-5.1%
Adjusted FFO	$105,000	$115,300	$(9,950)	-8.3%
Adjusted FFO per Diluted Unit	$0.86	$0.94	$(0.08)	-8.3%
Capital Expenditures, Pro Rata	$60,000	$80,000	$-	-

	FYE 2023 Outlook Adjusted for Transactions (2)
	Variance to Prior Midpoint	% Change to Prior Midpoint
Pro Forma RevPAR (1)	$-	-
Pro Forma RevPAR Growth (1)	-1.50%	n/a
Adjusted EBITDAre	$(8,150)	-4.1%
Adjusted FFO	$(8,350)	-7.0%
Adjusted FFO per Diluted Unit	$(0.07)	-7.0%
Capital Expenditures, Pro Rata	$-	-

(1)	All pro forma information includes operating and financial results for 101 lodging assets owned as of August 2, 2023, as if each property had been owned by the Company since January 1, 2022, and will continue to be owned through the entire year ending December 31, 2023. As a result, the pro forma information includes operating and financial results for lodging assets acquired since January 1, 2022, which may include periods prior to the Company’s ownership. Pro forma and non-GAAP financial measures are unaudited.

(2)	The variance to adjusted prior midpoint reflects the midpoint change in current outlook compared to previous outlook had the Company included all transactions closed during the second quarter in its prior guidance given no transactions were contemplated in the full year 2023 outlook update published in May 2023.

Second Quarter 2023 Earnings Conference Call

The Company will conduct its quarterly conference call on Thursday, August 3, 2023, at 10:00 AM ET.

1.	To access the conference call, please pre-register using this link. Registrants will receive a confirmation with dial-in details.

2.	A live webcast of the conference call can be accessed using this link. A replay of the webcast will be available in the Investors section of the Company's website, www.shpreit.com, until October 31, 2023.

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Supplemental Disclosures

In conjunction with this press release, the Company has furnished a financial supplement with additional disclosures on its website. Visit www.shpreit.com for more information. The Company has no obligation to update any of the information provided to conform to actual results or changes in portfolio, capital structure or future expectations.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded lodging properties with efficient operating models primarily in the upscale segment of the lodging industry. As of August 2, 2023, the Company's portfolio consisted of 101 assets, 57 of which are wholly owned, with a total of 15,035 guestrooms located in 24 states.

For additional information, please visit the Company's website, www.shpreit.com, and follow on Twitter at @SummitHotel_INN and on Facebook at facebook.com/SummitHotelProperties.

Contact:

Adam Wudel

SVP – Finance & Capital Markets

Summit Hotel Properties, Inc.

(512) 538-2325

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections, or other forward-looking information. Examples of forward-looking statements include the following: the Company’s ability to realize growth from the deployment of renovation capital; projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings, redemptions or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, EBITDAre, Adjusted EBITDAre, FFO and AFFO; the Company’s outlook with respect to pro forma RevPAR, pro forma RevPAR growth, RevPAR, RevPAR growth, AFFO, AFFO per diluted share and unit and renovation capital deployed; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC, and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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Summit Hotel Properties, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Investments in lodging property, net	$2,856,006	$2,841,856
Assets held for sale, net	1,650	29,166
Cash and cash equivalents	58,456	51,255
Restricted cash	11,953	10,553
Right-of-use assets, net	35,624	35,023
Trade receivables, net	22,112	21,015
Prepaid expenses and other	15,641	8,378
Deferred charges, net	7,079	7,074
Other assets	25,166	17,950
Total assets	$3,033,687	$3,022,270
LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, AND EQUITY
Liabilities:
Debt, net of debt issuance costs	$1,450,854	$1,451,796
Lease liabilities, net	26,383	25,484
Accounts payable	5,479	5,517
Accrued expenses and other	88,776	81,304
Total liabilities	1,571,492	1,564,101

Redeemable non-controlling interests	50,219	50,219

Total stockholders' equity	949,246	959,813
Non-controlling interests	462,730	448,137
Total equity	1,411,976	1,407,950
Total liabilities, redeemable non-controlling interests, and equity	$3,033,687	$3,022,270

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Summit Hotel Properties, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Room	$174,181	$166,804	$337,270	$295,614
Food and beverage	10,269	7,664	20,899	13,326
Other	10,043	8,780	18,707	16,177
Total revenues	194,493	183,248	376,876	325,117
Expenses:
Room	38,788	35,783	74,697	64,193
Food and beverage	8,040	6,013	15,995	10,127
Other lodging property operating expenses	57,829	53,711	113,954	99,988
Property taxes, insurance and other	14,215	13,525	28,939	26,663
Management fees	4,992	5,042	9,797	8,837
Depreciation and amortization	37,510	38,058	74,418	74,332
Corporate general and administrative	9,100	8,074	17,099	17,211
Transaction costs	260	681	266	681
Recoveries of credit losses	-	(250)	(250)	(250)
Total expenses	170,734	160,637	334,915	301,782
(Loss) gain on disposal of assets, net	(320)	20,484	(320)	20,484
Operating income	23,439	43,095	41,641	43,819
Other income (expense):
Interest expense	(22,248)	(15,118)	(43,157)	(28,557)
Interest and other income, net	490	1,773	755	3,515
Total other expense, net	(21,758)	(13,345)	(42,402)	(25,042)
Income (loss) from continuing operations before income taxes	1,681	29,750	(761)	18,777
Income tax expense	(791)	(6,437)	(319)	(4,437)
Net income (loss)	890	23,313	(1,080)	14,340
Loss (income) attributable to non-controlling interests	2,982	(10,748)	4,351	(9,629)
Net income attributable to Summit Hotel Properties, Inc. before preferred dividends and distributions	3,872	12,565	3,271	4,711
Distributions to and accretion of redeemable non-controlling interests	(657)	(653)	(1,314)	(1,208)
Preferred dividends	(3,968)	(3,968)	(7,938)	(7,938)
Net (loss) income attributable to common stockholders	$(753)	$7,944	$(5,981)	$(4,435)
(Loss) income per share:
Basic	$(0.01)	$0.08	$(0.06)	$(0.04)
Diluted	$(0.01)	$0.07	$(0.06)	$(0.04)
Weighted average common shares outstanding:
Basic	105,562	105,199	105,438	105,049
Diluted	105,562	121,352	105,438	105,049

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Summit Hotel Properties, Inc.
Reconciliation of Net Loss to Non-GAAP Measures – Funds From Operations

(Unaudited)

(In thousands, except per share and unit amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$890	$23,313	$(1,080)	$14,340
Preferred dividends	(3,968)	(3,968)	(7,938)	(7,938)
Distributions to and accretion of redeemable non-controlling interests	(657)	(653)	(1,314)	(1,208)
Loss (income) related to non-controlling interests in consolidated joint ventures	2,971	(9,031)	3,651	(8,949)
Net (loss) income applicable to Common Stock and Common Units	$(764)	$9,661	$(6,681)	$(3,755)
Real estate-related depreciation	36,327	36,960	72,054	72,155
Loss (gain) on disposal of assets and other dispositions, net	320	(20,484)	368	(20,484)
Adjustments related to non-controlling interests in consolidated joint ventures	(8,036)	998	(15,818)	(6,288)
FFO applicable to Common Stock and Common Units	$27,847	$27,135	$49,923	$41,628
Recoveries of credit losses	-	(250)	(250)	(250)
Amortization of debt issuance costs	1,386	1,413	2,785	2,825
Amortization of franchise fees	144	169	286	337
Amortization of intangible assets, net	919	929	1,822	1,840
Equity-based compensation	2,578	2,142	4,046	5,840
Transaction costs and other	259	716	352	716
Non-cash interest (income) expense, net (1)	(133)	9	(263)	(113)
Non-cash lease expense, net	129	130	262	258
Casualty losses, net	935	119	1,471	304
Other non-cash items, net	-	-	768	-
Adjustments related to non-controlling interests in consolidated joint ventures	(913)	112	(1,791)	(620)
AFFO applicable to Common Stock and Common Units	$33,151	$32,624	$59,411	$52,765
FFO per share of Common Stock and Common Units	$0.23	$0.22	$0.41	$0.35
AFFO per share of Common Stock and Common Units	$0.27	$0.27	$0.49	$0.44
Weighted average diluted shares of Common Stock and Common Units
FFO and AFFO (2)	122,432	121,352	122,223	119,890

(1)	Non-cash interest income relates to the amortization of the discount on certain notes receivable. The discount on these notes receivable was recorded at inception of the related loans based on the estimated value of the embedded purchase options in the notes receivable.

(2)	The Company includes the outstanding OP units issued by Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company because the OP units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

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Summit Hotel Properties, Inc.

Reconciliation of Weighted Average Diluted Common Shares

(Unaudited)

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Weighted average of shares of common stock outstanding	105,562	105,199	105,438	105,049
Dilutive effect of unvested restricted stock awards	29	164	122	113
Dilutive effect of Common Units of Operating Partnership	15,977	15,989	15,977	14,728
Dilutive effect of shares of Common Stock issuable upon conversion of convertible debt	24,540	23,978	24,433	23,978
Adjusted weighted diluted shares of Common Stock	146,108	145,330	145,970	143,868

Non-GAAP adjustment for dilutive effects of restricted stock awards	864	-	686	-
Non-GAAP adjustment for dilutive effect of shares of Common Stock issuable upon conversion of convertible debt	(24,540)	(23,978)	(24,433)	(23,978)
Non-GAAP weighted diluted share of Common Stock and Common Units	122,432	121,352	122,223	119,890

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Summit Hotel Properties, Inc.

Reconciliation of Net Loss to Non-GAAP Measures – EBITDAre

(Unaudited)

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$890	$23,313	$(1,080)	$14,340
Depreciation and amortization	37,510	38,058	74,418	74,332
Interest expense	22,248	15,118	43,157	28,557
Interest income	(157)	(4)	(240)	(6)
Income tax expense	791	6,437	319	4,437
EBITDA	$61,282	$82,922	$116,574	$121,660
Loss (gain) on disposal of assets and other dispositions, net	320	(20,484)	368	(20,484)
EBITDAre	$61,602	$62,438	$116,942	$101,176
Recoveries of credit losses	-	(250)	(250)	(250)
Amortization of key money liabilities	(121)	(123)	(257)	(123)
Equity-based compensation	2,578	2,142	4,046	5,840
Transaction costs and other	259	716	352	716
Non-cash interest (income) expense, net (1)	(133)	9	(263)	(113)
Non-cash lease expense, net	129	130	262	258
Casualty losses, net	935	119	1,471	304
Loss (income) related to non-controlling interests in consolidated joint ventures	2,971	(9,031)	3,651	(8,949)
Other non-cash items, net	-	-	713	-
Adjustments related to non-controlling interests in consolidated joint ventures	(15,324)	(1,558)	(29,336)	(11,346)
Adjusted EBITDAre	$52,896	$54,592	$97,331	$87,513

(1)	Non-cash interest income relates to the amortization of the discount on certain notes receivable. The discount on these notes receivable was recorded at inception of the related loans based on the estimated value of the embedded purchase options in the notes receivable.

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Summit Hotel Properties, Inc.

Pro Forma Hotel Operating Data

(Unaudited)

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Pro Forma Operating Data (1,2)	2023	2022	2023	2022
Pro forma room revenue	$173,837	$167,859	$337,981	$303,783
Pro forma other hotel operating revenue	20,273	18,148	39,498	33,052
Pro forma total revenues	194,110	186,007	377,479	336,835
Pro forma total hotel operating expenses	122,993	114,983	241,239	214,273
Pro forma hotel EBITDA	$71,117	$71,024	$136,240	$122,562
Pro forma hotel EBITDA Margin	36.6%	38.2%	36.1%	36.4%

Reconciliations of Non-GAAP financial measures to comparable GAAP financial measures

Revenue:
Total revenues	$194,493	$183,248	$376,876	$325,117
Total revenues - acquisitions (1)	1,278	6,953	4,716	19,157
Total revenues - dispositions (2)	(1,661)	(4,194)	(4,113)	(7,439)
Pro forma total revenues	194,110	186,007	377,479	336,835

Hotel Operating Expenses:
Total hotel operating expenses	123,864	114,074	243,382	209,808
Hotel operating expenses - acquisitions (1)	790	4,298	2,279	11,454
Hotel operating expenses - dispositions (2)	(1,661)	(3,389)	(4,422)	(6,989)
Pro forma hotel operating expenses	122,993	114,983	241,239	214,273

Hotel EBITDA:
Operating income	23,439	43,095	41,641	43,819
Loss (gain) on disposal of assets and other dispositions, net	320	(20,484)	320	(20,484)
Recoveries of credit losses	-	(250)	(250)	(250)
Transaction costs	260	681	266	681
Corporate general and administrative	9,100	8,074	17,099	17,211
Depreciation and amortization	37,510	38,058	74,418	74,332
Hotel EBITDA	70,629	69,174	133,494	115,309
Hotel EBITDA - acquisitions (1)	(2,445)	(575)	(6,354)	203
Hotel EBITDA - dispositions (2)	-	(805)	309	(450)
Same store hotel EBITDA	$68,184	$67,794	$127,449	$115,062
Hotel EBITDA - acquisitions (3)	2,933	3,230	8,791	7,500
Pro forma hotel EBITDA	$71,117	$71,024	$136,240	$122,562

(1)	For any hotels acquired by the Company after January 1, 2022 (the “Acquired Hotels”), the Company has excluded the financial results of each of the Acquired Hotels for the period the Acquired Hotels were purchased by the Company to June 30, 2023 (the “Acquisition Period”) in determining same-store hotel EBITDA.

(2)	For hotels sold by the Company between January 1, 2022, and June 30, 2023 (the “Disposed Hotels”), the Company has excluded the financial results of each of the Disposed Hotels for the period beginning on January 1, 2022, and ending on the date the Disposed Hotels were sold by the Company (the “Disposition Period”) in determining same-store hotel EBITDA.

(3)	Unaudited pro forma information includes operating results for 101 hotels owned as of June 30, 2023, as if all such hotels had been owned by the Company since January 1, 2022. For hotels acquired by the Company after January 1, 2022 (the “Acquired Hotels”), the Company has included in the pro forma information the financial results of each of the Acquired Hotels for the period from January 1, 2022, to June 30, 2023. The financial results for the Acquired Hotels include information provided by the third-party owner of such Acquired Hotel prior to purchase by the Company and have not been audited or reviewed by our auditors or adjusted by us. The pro forma information is included to enable comparison of results for the current reporting period to results for the comparable period of the prior year and are not indicative of future results.

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Summit Hotel Properties, Inc.

Pro Forma Hotel Operating Data

(Unaudited)

(In thousands, except operating statistics)

	2022		2023		Trailing Twelve
Pro Forma Operating Data (1,2)	Q3	Q4	Q1	Q2	Months Ended June 30, 2023
Pro forma room revenue	$157,960	$152,776	$164,144	$173,837	$648,717
Pro forma other hotel operating revenue	17,964	18,597	19,225	20,273	76,059
Pro forma total revenues	175,924	171,373	183,369	194,110	724,776
Pro forma total hotel operating expenses	115,209	108,447	118,246	122,993	464,895
Pro forma hotel EBITDA	$60,715	$62,926	$65,123	$71,117	$259,881
Pro forma hotel EBITDA Margin	34.5%	36.7%	35.5%	36.6%	35.9%

Pro Forma Statistics (1,2)
Rooms sold	989,042	948,793	940,790	1,032,690	3,911,315
Rooms available	1,382,944	1,382,983	1,353,060	1,368,094	5,487,081
Occupancy	71.5%	68.6%	69.5%	75.5%	71.3%
ADR	$159.71	$161.02	$174.47	$168.33	$165.86
RevPAR	$114.22	$110.47	$121.31	$127.06	$118.23

Actual Statistics
Rooms sold	1,010,996	963,151	950,214	1,039,045	3,963,406
Rooms available	1,409,716	1,410,358	1,380,060	1,376,796	5,576,930
Occupancy	71.7%	68.3%	68.9%	75.5%	71.1%
ADR	$158.39	$159.50	$171.63	$167.64	$164.26
RevPAR	$113.59	$108.92	$118.18	$126.51	$116.74

Reconciliations of Non-GAAP financial measures to comparable GAAP financial measures

Revenue:
Total revenues	$178,252	$172,326	$182,383	$194,493	$727,454
Total revenues from acquisitions (1)	1,934	2,090	3,438	1,278	8,740
Total revenues from dispositions (2)	(4,262)	(3,043)	(2,452)	(1,661)	(11,418)
Pro forma total revenues	175,924	171,373	183,369	194,110	724,776

Hotel Operating Expenses:
Total hotel operating expenses	117,149	110,277	119,518	123,864	470,808
Total hotel operating expenses from acquisitions (1)	1,131	900	1,489	790	4,310
Total hotel operating expenses from dispositions (2)	(3,071)	(2,730)	(2,761)	(1,661)	(10,223)
Pro forma total hotel operating expenses	115,209	108,447	118,246	122,993	464,895

Hotel EBITDA:
Operating income	17,230	6,733	18,202	23,439	65,604
Loss (gain) on disposal of assets and other dispositions, net	5	164	-	320	489
Loss on write down of assets	-	10,420	-	-	10,420
Recoveries of credit losses	(850)	-	(250)	-	(1,100)
Transaction costs	56	12	6	260	334
Corporate general and administrative	6,532	7,022	7,999	9,100	30,653
Depreciation and amortization	38,130	37,698	36,908	37,510	150,246
Hotel EBITDA	61,103	62,049	62,865	70,629	256,646
Hotel EBITDA from acquisitions (1)	(205)	(2,899)	(3,909)	(2,445)	(9,458)
Hotel EBITDA from dispositions (2)	(1,191)	(313)	309	-	(1,195)
Same store hotel EBITDA	$59,707	$58,837	$59,265	$68,184	$245,993
Hotel EBITDA from acquisitions (3)	1,008	4,089	5,858	2,933	13,888
Pro forma hotel EBITDA	$60,715	$62,926	$65,123	$71,117	$259,881

(1)	For any hotels acquired by the Company after July 1, 2022 (the “Acquired Hotels”), the Company has excluded the financial results of each of the Acquired Hotels for the period the Acquired Hotels were purchased by the Company to June 30, 2023 (the “Acquisition Period”) in determining same-store hotel EBITDA.

(2)	For hotels sold by the Company between July 1, 2022, and June 30, 2023 (the “Disposed Hotels”), the Company has excluded the financial results of each of the Disposed Hotels for the period beginning on July 1, 2022, and ending on the date the Disposed Hotels were sold by the Company (the “Disposition Period”) in determining same-store hotel EBITDA.

(3)	Unaudited pro forma information includes operating results for 101 hotels owned as of June 30, 2023, as if all such hotels had been owned by the Company since July 1, 2022. For hotels acquired by the Company after July 1, 2022 (the “Acquired Hotels”), the Company has included in the pro forma information the financial results of each of the Acquired Hotels for the period from July 1, 2022, to June 30, 2023. The financial results for the Acquired Hotels include information provided by the third-party owner of such Acquired Hotel prior to purchase by the Company and have not been audited or reviewed by our auditors or adjusted by us. The pro forma information is included to enable comparison of results for the current reporting period to results for the comparable period of the prior year and are not indicative of future results.

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Summit Hotel Properties, Inc.

Pro Forma and Same Store Data

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Pro Forma (101)
Rooms sold	1,032,690	1,016,362	1,973,480	1,882,374
Rooms available	1,368,094	1,367,882	2,721,154	2,706,209
Occupancy	75.5%	74.3%	72.5%	69.6%
ADR	$168.33	$165.16	$171.26	$161.38
RevPAR	$127.06	$122.71	$124.20	$112.25

Occupancy change	1.6%		4.3%
ADR change	1.9%		6.1%
RevPAR change	3.5%		10.6%

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Same-Store (95)
Rooms sold	992,651	979,471	1,890,386	1,814,858
Rooms available	1,311,856	1,311,856	2,609,296	2,609,265
Occupancy	75.7%	74.7%	72.4%	69.6%
ADR	$167.70	$164.06	$169.21	$159.37
RevPAR	$126.89	$122.49	$122.59	$110.85

Occupancy change	1.3%		4.2%
ADR change	2.2%		6.2%
RevPAR change	3.6%		10.6%

(1)	Unaudited pro forma information includes operating results for 101 hotels owned as of June 30, 2023, as if each hotel had been owned by the Company since January 1, 2022. As a result, these pro forma operating and financial measures include operating results for certain hotels for periods prior to the Company’s ownership.

(2)	Same-store information includes operating results for 95 hotels owned by the Company as of January 1, 2022, and at all times during the three and six months ended June 30, 2023, and 2022.

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Summit Hotel Properties, Inc.
Reconciliation of Net (Loss) Income to Non-GAAP Measures – EBITDA for Financial Outlook

(in thousands)

(Unaudited)

	FYE 2023 Outlook
	Low	High
Net loss	$(20,400)	$(7,700)
Depreciation and amortization	149,900	149,900
Interest expense	87,600	87,300
Interest income	(200)	(200)
Income tax expense	2,900	2,900
EBITDA	$219,800	$232,200
Loss on disposal of assets and other dispositions, net	400	400
EBITDAre	$220,200	$232,600
Recoveries of credit losses	(300)	(300)
Amortization of key money liabilities	(300)	(300)
Equity-based compensation	7,500	7,500
Transaction costs and other	500	500
Other non-cash items, net	2,500	2,500
Loss related to non-controlling interests in consolidated joint ventures	12,100	9,700
Adjustments related to non-controlling interests in consolidated joint ventures	(59,200)	(59,200)
Adjusted EBITDAre	$183,000	$193,000

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Summit Hotel Properties, Inc.
Reconciliation of Net (Loss) Income to Non-GAAP Measures – Funds From Operations for Financial Outlook

(In thousands except per share and unit)

(Unaudited)

	FYE 2023 Outlook
	Low	High
Net loss	$(20,400)	$(7,700)
Preferred dividends	(15,900)	(15,900)
Distributions to and accretion of redeemable non-controlling interests	(2,600)	(2,600)
Loss related to non-controlling interests in consolidated joint ventures	12,100	9,700
Net loss applicable to Common Stock and Common Units	$(26,800)	$(16,500)
Real estate-related depreciation	146,500	146,500
Loss on disposal of assets and other dispositions, net	400	400
Adjustments related to non-controlling interests in consolidated joint ventures	(31,500)	(31,500)
FFO applicable to Common Stock and Common Units	$88,600	$98,900
Recoveries of credit losses	(300)	(300)
Amortization of debt issuance costs	6,200	6,200
Amortization of franchise fees	600	600
Amortization of intangible assets, net	1,800	1,800
Equity-based compensation	7,500	7,500
Transaction costs and other	500	500
Other non-cash items, net	3,400	3,400
Adjustments related to non-controlling interests in consolidated joint ventures	(3,300)	(3,300)
AFFO applicable to Common Stock and Common Units	$105,000	$115,300
Weighted average diluted shares of Common Stock and Common Units for FFO and AFFO	122,400	122,400
FFO per Common Stock and Common Units	$0.72	$0.81
AFFO per Common Stock and Common Units	$0.86	$0.94

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Non-GAAP Financial Measures

We disclose certain “non-GAAP financial measures,” which are measures of our historical financial performance. Non-GAAP financial measures are financial measures not prescribed by Generally Accepted Accounting Principles ("GAAP"). These measures are as follows: (i) Funds From Operations (“FFO”) and Adjusted Funds from Operations ("AFFO"), (ii) Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre") and Adjusted EBITDAre, and Hotel EBITDA (as described below). We caution investors that amounts presented in accordance with our definitions of non-GAAP financial measures may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP financial measures in the same manner. Our non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of our operating performance. Our non-GAAP financial measures may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that our non-GAAP financial measures can enhance the understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily better indicators of any trend as compared to a comparable measure prescribed by GAAP such as net income (loss).

Funds From Operations (“FFO”) and Adjusted FFO (“AFFO”)

As defined by Nareit, FFO represents net income or loss (computed in accordance with GAAP), excluding preferred dividends, gains (or losses) from sales of real property, impairment losses on real estate assets, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization related to real estate assets, and adjustments for unconsolidated partnerships, and joint ventures. AFFO represents FFO excluding amortization of deferred financing costs, franchise fees, equity-based compensation expense, transaction costs, debt transaction costs, premiums on redemption of preferred shares, losses from net casualties, non-cash interest income and non-cash income tax related adjustments to our deferred tax asset. Unless otherwise indicated, we present FFO and AFFO applicable to our common shares and common units. We present FFO and AFFO because we consider FFO and AFFO an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization related to real estate assets, gains and losses from real property dispositions and impairment losses on real estate assets, and certain transaction costs related to lodging property acquisition activities and debt, FFO and AFFO provide performance measures that, when compared year over year, reflect the effect to operations from trends in occupancy, guestroom rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO differs slightly from the computation of Nareit-defined FFO related to the reporting of depreciation and amortization expense on assets at our corporate offices, which is de minimus. Our computation of FFO may also differ from the methodology for calculating FFO used by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Where indicated in this release, FFO is based on our computation of FFO and not the computation of Nareit-defined FFO unless otherwise noted.

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EBITDA, EBITDAre, Adjusted EBITDAre, and Hotel EBITDA

In September 2017, Nareit proposed a standardized performance measure, called EBITDAre, which is based on EBITDA and is expected to provide additional relevant information about REITs as real estate companies in support of growing interest among generalist investors. The conclusion was reached that, while dedicated REIT investors have long been accustomed to utilizing the industry’s supplemental measures such as FFO and net operating income (“NOI”) to evaluate the investment quality of REITs as real estate companies, it would be helpful to generalist investors for REITs as real estate companies to also present EBITDAre as a more widely known and understood supplemental measure of performance. EBITDAre is intended to be a supplemental non-GAAP performance measure that is independent of a company’s capital structure and will provide a uniform basis for one measurement of the enterprise value of a company compared to other REITs.

EBITDAre, as defined by Nareit, is calculated as EBITDA, excluding: (i) loss and gains on disposition of property and (ii) asset impairments, if any. We believe EBITDAre is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional non-recurring or unusual items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses and non-cash items provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA can enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above, we include a quantitative reconciliation of EBITDA, EBITDAre, adjusted EBITDAre and hotel EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss) and operating income (loss).

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